FIRST AMENDMENT TO PURCHASE AGREEMENT


      This First Amendment to Purchase Agreement (this "AMENDMENT") amends certain provisions of the Purchase Agreement dated December 23, 1996 (the "PURCHASE AGREEMENT"). This Amendment is entered into on February 20, 1997 (the "EFFECTIVE DATE"), by and between Dawson Production Services, Inc., a Texas corporation (the "PURCHASER") and Pride Petroleum Services, Inc., a Louisiana corporation (the "SELLER"). In this Amendment, capitalized terms shall have the meanings given to them in the Purchase Agreement.


                                   RECITALS:

      A. The parties previously entered into the Purchase Agreement relating to the sale to Purchaser of equity interests in entities that own all or substantially all of Seller's domestic onshore well servicing assets; and

      B. The parties desire to amend the Purchase Agreement to add several additional provisions;

      NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the parties agree as follows:

1.    REAL PROPERTIES.

      1.1. EXCLUDED FEE PROPERTIES. The following fee properties which are further identified on Schedule 1.1(a)(i) of the Purchase Agreement shall not be transferred by Seller to the Partnership. Pursuant to Section 1.7 of the Purchase Agreement, Purchaser and Seller shall enter into leases with respect to each of these properties, effective as of the Closing Date, which shall each have a one year term and include an option to purchase.

Alice, Texas
El Campo, Texas
Lafayette, Louisiana
Pearland, Texas
Kilgore, Texas
Liberty Maintenance Shop, Liberty County, Texas
Midland, Texas
Crane, Texas- (510 S.E. County Road) (Lots 1,2 and 3 of Block 5, in the Industrial Park Addition to the City of Crane, Crane County, Texas, as the same are shown of record in the office of the County Clerk of Crane County, Texas)
Hobbs, New Mexico
Snyder, Texas

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At least 30 days prior to February 20, 1998, Purchaser will notify Seller as to which properties it elects to purchase pursuant to such options. Purchaser and Seller will cause an independent appraiser or appraisers mutually agreed to by them to appraise the fair market value of the properties that Purchaser elects not to purchase. If the aggregate appraised value of the properties not purchased by Purchaser exceeds $250,000, Seller shall pay the excess to Purchaser and if such aggregate appraised value is less than $250,000, Purchaser shall pay the deficiency to Seller.

      1.2. ADJUSTMENT TO PURCHASE PRICE. As a result of Purchaser's election not to acquire the fee properties identified in Section 1.1 above, the Purchase Price to be paid at Closing shall be reduced by $250,000. The parties hereby expressly agree that the amount of this price reduction is not intended to represent the fair market value of these properties.

      1.3. EXCLUDED LEASE PROPERTIES. The rights of Seller relating to the lease property located in Fellows, California, which is further identified on Schedule 1.1(a)(ii) of the Purchase Agreement shall not be transferred by Seller to the Partnership.

      1.4. ADDITIONAL PROPERTIES. The Crane properties located at 111 North Gaston, 1100 County Road East, and 606 S.E. County Road, which are more fully described on EXHIBIT A of this Amendment, were not included on Schedule 1.1(a)(i) but shall be transferred from Seller to the Partnership.

      1.5. POST-CLOSING ITEMS. After the Closing, Seller shall take all actions necessary or appropriate to accomplish the following:

          i. To obtain the release of the $3 million lien in favor of Post Oak Bank that affects Crane, El Campo and Bakersfield and a State of Texas tax lien in the amount of $14,369.80 affecting several properties. In addition, if at any time the Partnership or Purchaser, as the case may be, exercises its option to purchase any of the properties identified in Section 1.1 of this Amendment, Seller shall, at that time, take all commercially reasonable action necessary or appropriate to obtain the release of all third party liens on those properties, if any, other than the Permitted Liens.

          ii. To correct all errors in and omissions from the property descriptions listed on Schedule 1.1(a)(i) of the Purchase Agreement and to provide evidence sufficient to reasonably satisfy Purchaser that the deeds transferred by Seller to the Partnership convey all of the Real Property Seller or its affiliates own that is used primarily in connection with the Business. If any additional properties owned by Seller that is used primarily in connection with the Business are identified by either party after the Closing, Seller shall, at Purchaser's option, cause such properties to be promptly conveyed to the Partnership or Purchaser for no additional consideration.

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          iii. If prior to February 20, 1998 Purchaser advises Seller that it has obtained information indicating that improvements on any of the properties being conveyed to the Partnership prior to the Closing (or on any of the properties which are acquired by the Partnership or the Purchaser pursuant to an option to purchase under a lease from Seller), violate or encroach into any existing easement, and such does not constitute a Permitted Lien, Seller shall take all commercially reasonable efforts to assist Purchaser (at Purchaser's cost) in securing a waiver and release of the violation or encroachment, provided that Seller shall not be required to expend funds or incur liabilities.

          iv. Seller shall take all commercially reasonable actions requested by title companies issuing title policies on properties being conveyed by Seller to the Partnership to allow such title companies to issue such policies without exception for Schedule C items, except for the $8,751.28 judgment lien effecting the Liberty Property.

2.    EMPLOYEE MATTERS.

      2.1. EMPLOYEE TERMINATIONS. Any employee listed on Schedule 3.1(u) who is the subject of an employment agreement assumed by the Partnership or Purchaser at Closing, upon termination, shall receive the greater of the amount provided in Section 7.1(c) and the amount he would otherwise be entitled to under such employment agreement, if any; provided, however, that no such employee shall be entitled to receive both amounts.

      2.2. ROB MATTHEWS. The parties acknowledge that Rob Matthews was terminated by Seller, for cause, prior to the date of the Purchase Agreement and that Mr. Matthews' name should not have been included on Schedule 3.1(u).
Schedule 3.1(u) is hereby amended to exclude Rob Matthews' name and any reference to his employment agreement from Schedule 3.1(u).

      2.3. HOLDINGS CONTRACTS. Schedule 3.1(u) is amended by adding the employment agreement effective January 1, 1988 with F.R. Littlefield. The employment agreements listed on Schedule 3.1(u) (other than the employment agreement with Rob Matthews), to the extent assignable, and that certain Noncompetition Agreement dated February 7, 1996, by and between Eagle Well Service, Inc., Eagle Well Production Services, Inc. and Pride Petroleum Services, Inc. are hereby added to Schedule 1.1(a)(iii) and shall be included in the assets transferred by Seller to the Partnership prior to Closing. The employment agreement between Seller and Rob Matthews is hereby expressly excluded from the assets being transferred by Seller to the Partnership prior to Closing.

3.    EMPLOYMENT TAX ISSUES.

     3.1. STATE UNEMPLOYMENT INSURANCE TAXES. After the Closing, Seller shall grant Purchaser access to records relating to Seller's unemployment tax accounts and shall assist Purchaser in its efforts, if any, to cause the relevant state agency to transfer Seller's unemployment experience record

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relating to the Business (the "RECORD") to the Partnership. In connection with the foregoing, upon the request of Purchaser, Seller shall sign an application for the partial or complete transfer of the Record to the Partnership, so long as such action will not have any material adverse effect on or cost to Seller.

      3.2. FEDERAL EMPLOYMENT TAXES. After the Closing, Purchaser shall have the right to transfer Seller's federal taxable wages for social security and federal unemployment tax under applicable federal tax rules and regulations. After the Closing, Seller shall report and remit federal taxes at the appropriate time or times.

4. BECHTEL AGREEMENT. With respect to the Novation agreements and instruments executed by Bechtel Petroleum Operations, Inc. (the "BPOI AGREEMENT"), the parties agree:

      4.1. Purchaser and the Partnership shall indemnify and hold Seller harmless from and against any amount or cost Seller or its affiliates is required to pay with respect thereto with respect to services provided or other actions after the Closing.

      4.2. Purchaser and the Partnership will cause Seller to be named as an additional named insured, and to waive rights of subrogation against Seller, under its insurance policies with respect to work subject to the BPOI Agreement.

      4.3. Neither Purchaser nor the Partnership shall extend the term of the BPOI Agreement without procuring the express release of Seller and its affiliates from any liabilities arising after the scheduled termination of the BPOI Agreement.

5. AFFIRMATION OF PURCHASE AGREEMENT. All provisions of the Purchase Agreement remain in full force and effect except as may be expressly provided herein.

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      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

                                    DAWSON PRODUCTION SERVICES, INC.

                                    By:  /s/ MICHAEL E. LITTLE
                                             Michael E. Little
                                             President

                                    PRIDE PETROLEUM SERVICES, INC.

                                    By:  /s/ ROBERT W. RANDALL
                                             Robert W. Randall
                                             Vice President and General Counsel

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